Exhibit 4.3

                                                                  EXECUTION COPY

                          SECURITIES PURCHASE AGREEMENT

     SECURITIES PURCHASE AGREEMENT (the "Agreement"), dated as of December 20, 2007, by and among Global Aircraft Solutions Inc., a Nevada corporation, ("Parent"), Hamilton Aerospace Technologies, Inc., a Delaware corporation, ("Hamilton"), World Jet Corporation, a Nevada corporation, ("World Jet"), and Hamilton Aerospace Mexico S.A. de C.V. a Mexican corporation, ("Hamilton Mexico" together with Parent, Hamilton and World Jet, each a "Company" and together the "Companies"), and the investors listed on the Schedule of Buyers attached hereto (each individually, a "Buyer" and collectively, the "Buyers").

     WHEREAS:

     A. Each of Hamilton, World Jet and Hamilton Mexico is a wholly-owned subsidiary of Parent.

     B. Each of the Companies and each Buyer is executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by Section 4(2) of the Securities Act of 1933, as amended (the "1933 Act"), and Regulation D ("Regulation D") promulgated by the United States Securities and Exchange Commission (the "SEC") under the 1933 Act.

     C. The Companies have authorized (i) a new series of senior secured debentures of the Companies (the "Senior Debentures"); and (ii) a new junior secured debenture the "Junior Debenture" together with the Senior Debenture, (the "Debentures").

     D. Each Buyer wishes to purchase, and the Companies wish to sell, upon the terms and conditions stated in this Agreement, that aggregate principal amount of Debentures, in substantially the form attached hereto as Exhibit A, set forth opposite such Buyer's name in column (3) on the Schedule of Buyers (which aggregate amount for all Buyers shall be $10,000,000).

     E. In connection with the sale of the Debentures and as an inducement to the Buyers to purchase the Securities (as defined below), Parent wishes to issue to the Buyers, upon the terms and conditions stated in this Agreement, a warrant to acquire up to that number of additional shares of common stock, par value $0.01 per share, of Parent (or any capital stock into which such common stock shall have been changed or any share capital resulting from a reclassification of such common stock) (the "Common Stock"), set forth opposite such Buyer's name in column (4) on the Schedule of Buyers (the "Warrants"), in substantially the form attached hereto as Exhibit B (such shares of Common Stock issued upon exercise of the Warrants, collectively, the "Warrant Shares").

     F. Contemporaneously with the execution and delivery of this Agreement, Parent and the Buyers are executing and delivering a Registration Rights Agreement, substantially in the form attached hereto as Exhibit C (the "Registration Rights Agreement"), pursuant to which Parent has agreed to provide certain registration rights with respect to the Warrant Shares under the 1933 Act and the rules and regulations promulgated thereunder, and applicable state securities laws.

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     G. The Debentures, the Warrants and the Warrant Shares are collectively referred to herein as the "Securities".

     H. Contemporaneously with the execution and delivery of this Agreement, the Companies and the Buyers are executing and delivering a Pledge and Security Agreement, substantially in the form attached hereto as Exhibit D, and an Aircraft Security Agreement, substantially in the form attached hereto as Exhibit E (the "Aircraft Security Agreement" and together with the Pledge and Security Agreement, the "Security Documents"), pursuant to which the assets and shares of the Companies will be pledged as Collateral (as defined in the Debentures) to secure the Debentures.

     I. Contemporaneously with the execution and delivery of this Agreement, the Companies and the Buyers are executing and delivering a Fee Letter, substantially in the form attached hereto as Exhibit F, (the "Fee Letter"), pursuant to which the Companies shall pay and reimburse the Buyers for fees and expenses incurred in connection with the transactions contemplated hereunder.

     NOW, THEREFORE, each Company and each Buyer hereby agree as follows:

     1. PURCHASE AND SALE OF DEBENTURES AND WARRANTS.

          (a) Amount. Subject to the satisfaction (or waiver) of the conditions set forth in Sections 6 and 7 below, (i) the Companies shall issue and sell to each Buyer, and each Buyer severally, but not jointly, agrees to purchase from the Companies on the Closing Date (as defined below), a principal amount of Debentures as is set forth opposite such Buyer's name in column (3) on the Schedule of Buyers and (ii) Parent shall issue to each Buyer on the Closing Date (as defined below) the number of Warrants as is set forth opposite such Buyer's name in column (4) on the Schedule of Buyers.

          (b) Closing. The closing (the "Closing") of the purchase of the Debentures and the Warrants by the Buyers shall occur at the offices of McDermott Will & Emery LLP, 340 Madison Avenue, New York, New York 10173. The date and time of the Closing (the "Closing Date") shall be 1:00 p.m., New York City Time, on the date hereof, subject to notification of satisfaction (or waiver) of the conditions to the Closing set forth in Sections 6 and 7 below (or such later date as is mutually agreed to by the Companies and each Buyer).

          (c) Purchase Price. The aggregate purchase price (the "Purchase Price") of the Debentures and Warrants to be purchased by the Buyers at the Closing shall be equal to $10,000,000.

          (d) Form of Payment. On the Closing Date, (i) each Buyer shall pay its aggregate Purchase Price to the Companies for the Debentures and Warrants to be issued and sold to such Buyer at the Closing, by wire transfer of immediately available funds in accordance with Companies' written wire instructions, (ii) the Companies shall deliver to each Buyer (A) the Debentures (in the denominations as such Buyer shall have requested prior to the Closing) which such Buyer is then purchasing, duly executed on behalf of the Companies and registered in the name of such Buyer or its designee and (B) the Warrants (in the denominations as such Buyer shall have requested prior to the Closing) which such Buyer is then purchasing, duly executed on behalf of Parent and registered in the name of such Buyer or its designee.

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     2. BUYER'S REPRESENTATIONS AND WARRANTIES.

          Each Buyer represents and warrants with respect to only itself that:

          (a) No Public Sale or Distribution. Such Buyer is acquiring the Debentures and the Warrants for its own account and not with a view towards, or for resale in connection with, the public sale or distribution thereof in a manner that would violate the 1933 Act, except pursuant to sales registered or exempted under the 1933 Act; provided, however, that by making the representations herein, such Buyer does not agree to hold any of the Securities for any minimum or other specific term and reserves the right to dispose of the Securities at any time in accordance with or pursuant to a registration statement or an exemption under the 1933 Act. Such Buyer is acquiring the Securities hereunder in the ordinary course of its business. Such Buyer does not presently have any agreement or understanding, directly or indirectly, with any Person to distribute any of the Securities.

          (b) Investor Status. Such Buyer is an "accredited investor" as that term is defined in Rule 501(a) of Regulation D.

          (c) Reliance on Exemptions. Such Buyer understands that the Securities are being offered and sold to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that the Companies are relying in part upon the truth and accuracy of, and such Buyer's compliance with, the representations, warranties, agreements, acknowledgments and understandings of such Buyer set forth herein in order to determine the availability of such exemptions and the eligibility of such Buyer to acquire the Securities.

          (d) No Governmental Review. Such Buyer understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Securities or the fairness or suitability of the investment in the Securities nor have such authorities passed upon or endorsed the merits of the offering of the Securities.

          (e) Transfer or Resale. Such Buyer understands that except as provided in the Registration Rights Agreement, the Securities have not been and are not being registered under the 1933 Act or any state securities laws, and may not be offered for sale, sold, assigned or transferred unless (A) subsequently registered thereunder, (B) such Buyer shall have delivered to the Companies an opinion of counsel, in a generally acceptable form, to the effect that such Securities to be sold, assigned or transferred may be sold, assigned or transferred pursuant to an exemption from such registration, or (C) such Buyer provides the Companies with reasonable assurance that such Securities can be sold, assigned or transferred pursuant to Rule 144 or Rule 144A promulgated under the 1933 Act (or, in each case, a successor rule thereto); provided, however, that the Securities may be pledged in connection with a bona fide margin account or other loan or financing arrangement secured by the Securities and such pledge of Securities shall not be deemed to be a transfer, sale or assignment of the Securities hereunder, and no Buyer effecting a pledge of Securities shall be required to provide the Companies with any notice thereof or otherwise make any delivery to the Companies pursuant to this Agreement or any other Transaction Document (as defined in Section 3(b)), including, without limitation, this Section 2(e).

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          (f) Legends. Such Buyer understands that the certificates or other instruments representing the Debentures and, until removed in accordance with the Registration Rights Agreement, the certificates representing the Warrants and the Warrant Shares, except as set forth below, shall bear any legend as required by the "blue sky" laws of any state and a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of such stock certificates):

     THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE SECURITIES LAWS, OR (B) AN OPINION OF COUNSEL, IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT AND APPLICABLE STATE SECURITIES LAWS OR
     (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.

The legend set forth above shall be removed and the Companies or Parent, as applicable, shall issue a certificate without such legend to the holder of the Securities upon which it is stamped, if (i) such Securities are registered for resale under the 1933 Act, (ii) in connection with a sale, assignment or other transfer, such holder provides the Companies or Parent, as applicable, with an opinion of counsel, in a generally acceptable form, to the effect that such sale, assignment or transfer of the Securities may be made without registration under the applicable requirements of the 1933 Act, or (iii) such Securities are sold, assigned or transferred pursuant to Rule 144, or such holder provides the Companies or Parent, as applicable, with reasonable assurance that the Securities can be sold, assigned or transferred pursuant to Rule 144(k).

          (g) Residency. Such Buyer is a resident of that jurisdiction specified below its address on the Schedule of Buyers.

     3. REPRESENTATIONS AND WARRANTIES OF THE COMPANIES.

          As an inducement to the Buyers to enter into this Agreement and to consummate the transactions contemplated hereby, each of the Companies jointly and severally represents and warrants to each of the Buyers that each and all of the following representations and warranties (as modified by the disclosure schedules delivered to the Buyers contemporaneously with the execution and delivery of this Agreement (the "Schedules")) are true and correct as of the date of this Agreement. The Schedules shall be arranged by the Companies in paragraphs corresponding to the sections and subsections contained in this
Section 3.

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          (a) Organization and Qualification. Parent and its "Subsidiaries"
(which for purposes of this Agreement means any entity in which Parent, directly or indirectly, owns capital stock or holds an equity or similar interest, including the Companies) are entities duly organized and validly existing in good standing under the laws of the jurisdiction in which they are formed, and have the requisite power and authorization to own their properties and to carry on their business as now being conducted. Each of Parent and its Subsidiaries is duly qualified as a foreign entity to do business and is in good standing in every jurisdiction in which its ownership of property or the nature of the business conducted by it makes such qualification necessary, except to the extent that the failure to be so qualified or be in good standing would not have a Material Adverse Effect. As used in this Agreement, "Material Adverse Effect" means any material adverse effect on the business, properties, assets, operations, results of operations, condition (financial or otherwise) or prospects of Parent and its Subsidiaries, taken as whole, or on the transactions contemplated hereby and by the other Transaction Documents, or on the authority or ability of each of the Companies to perform its obligations under the Transaction Documents. Parent has no Subsidiaries, except as set forth on
Schedule 3(a).

          (b) Authorization; Enforcement; Validity. Each of the Companies has the requisite power and authority to enter into and perform its obligations under this Agreement, the Debentures, the Warrants, the Registration Rights Agreement, the Irrevocable Transfer Agent Instructions (as defined in Section 5(b)), the Security Documents, and each of the other agreements entered into by the parties hereto in connection with the transactions contemplated by this Agreement (collectively, the "Transaction Documents") and to issue the Securities in accordance with the terms hereof and thereof. The execution and delivery of the Transaction Documents by the Companies have been duly authorized by each of the Companies' respective Board of Directors and the consummation by the Companies of the transactions contemplated hereby and thereby, including, without limitation, the issuance of the Debentures by the Companies and the issuance of the Warrants by Parent, have been duly authorized by the Companies' Boards of Directors and Parent's Board of Directors, as applicable, and (other than the filing with the SEC of a Form D and one or more Registration Statements in accordance with the requirements of the Registration Rights Agreement and other than filings with "Blue Sky" authorities as required therein) no further filing, consent, or authorization is required by any Company, its Board of Directors or its stockholders. This Agreement and the other Transaction Documents of even date herewith have been duly executed and delivered by each of the Companies, and constitute the legal, valid and binding obligations of each of the Companies, enforceable against the Companies in accordance with their respective terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of applicable creditors' rights and remedies.

          (c) Issuance of Securities. The Debentures and the Warrants are duly authorized and, upon issuance in accordance with the terms hereof, shall be validly issued and free from all taxes, liens and charges with respect to the issue thereof. As of the Closing Date, Parent shall have duly authorized and reserved for issuance a number of shares of Common Stock which equals 110% of

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the number of Warrant Shares. Parent shall, so long as any of the Warrants are outstanding, take all action necessary to reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the exercise of the Warrants, at least 110% of the number of shares of Common Stock issuable upon exercise of the Warrants. Upon exercise in accordance with the Warrants, the Warrant Shares will be validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issue thereof, with the holders being entitled to all rights accorded to a holder of Common Stock. Assuming the truth and accuracy of, and each Buyer's compliance with, the representations, warranties, agreements, acknowledgments and understandings of each Buyer set forth in this Agreement (including but not limited to Section 2(c)), the issuance by the Companies of the Debentures and the issuance by Parent of the Warrants is exempt from registration under the 1933 Act.

          (d) No Conflicts. The execution, delivery and performance of the Transaction Documents by the Companies and the consummation by the Companies of the transactions contemplated hereby and thereby (including, without limitation, the issuance of the Debentures and the Warrants) will not (i) result in a violation of each Company's Articles of Incorporation or each Company's Bylaws (each as defined in Section 3(r)) or the governing documents of any of Parent's Subsidiaries or the terms of any capital stock of Parent or any of its Subsidiaries; (ii) conflict with, or constitute a breach or default (or an event which with notice or lapse of time or both, would become a breach or default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which Parent or any of its Subsidiaries is a party, except for conflicts, breaches, defaults or rights under the "right of first refusal" provisions of warrants disclosed on
Schedule 3(r) which would not have a Material Adverse Effect; or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws and the rules and regulations of the OTC Bulletin Board (the "Principal Market")) applicable to Parent or any of its Subsidiaries or by which any property or asset of Parent or any of its Subsidiaries is bound or affected.

          (e) Consents. No Company is required to obtain any consent, authorization or order of, or make any filing or registration with, any court, governmental agency or any regulatory or self-regulatory agency or any other Person in order for it to execute, deliver or perform any of its obligations under or contemplated by the Transaction Documents, in each case in accordance with the terms hereof or thereof (other than (v) the filing with the SEC of a Form D or one or more Registration Statements in accordance with the requirements of the Registration Rights Agreement, (w) filings with "Blue Sky" authorities as required thereby, (x) filings required by the Security Documents,
(y) consents under the "right of first refusal" provisions of warrants disclosed on Schedule 3(r) which would not have a Material Adverse Effect, and (z) as set forth on Schedule 3(e)). Except for (i) outstanding comments from the SEC with respect to Parent's Form 10-K for the fiscal year ended December 31, 2006 and Forms 10-Q for the quarters ended June 30, 2007 and September 30, 2007 to which the Company is currently responding, (ii) the pending declaration of effectiveness of a post-effective amendment to an existing registration statement that will not be declared effective until the Company clears the aforesaid SEC comments, and (iii) consents under the "right of first refusal" provisions of warrants disclosed on Schedule 3(r) which would not have a Material Adverse Effect, no consents, authorizations, orders, filings and

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registrations which the Companies are required to obtain pursuant to the preceding sentence have not been obtained or effected on or prior to the Closing Date, and each Company is unaware of any facts or circumstances which might prevent any of the Companies from obtaining or effecting any of the registration, application or filings pursuant to the preceding sentence. Parent is not in violation of the listing requirements of the OTC Bulletin Board (the "Principal Market") and has no knowledge of any facts which would reasonably lead to delisting or suspension of the Common Stock in the foreseeable future.

          (f) Acknowledgment Regarding Buyer's Purchase of Securities. Each of the Companies acknowledges and agrees that each Buyer is acting solely in the capacity of an arm's length purchaser with respect to the Transaction Documents and the transactions contemplated hereby and thereby and that no Buyer is (i) an officer or director of any Company, (ii) an "affiliate" of any Company (as defined in Rule 144) or (iii) to the knowledge of the Companies, a "beneficial owner" of more than 10% of the shares of Common Stock (as defined for purposes of Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the "1934 Act")). Each of the Companies further acknowledges that no Buyer is acting as a financial advisor or fiduciary of any Company (or in any similar capacity) with respect to the Transaction Documents and the transactions contemplated hereby and thereby, and any advice given by a Buyer or any of its representatives or agents in connection with the Transaction Documents and the transactions contemplated hereby and thereby is merely incidental to such Buyer's purchase of the Securities. Each of the Companies further represents to each Buyer that each Company's decisions to enter into the Transaction Documents have been based solely on the independent evaluation by the Companies and their respective representatives.

          (g) No General Solicitation; Placement Agent's Fees. None of the Companies, nor any of their affiliates, nor any Person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with the offer or sale of the Securities. Parent shall be responsible for the payment of any placement agent's fees, financial advisory fees, or brokers' commissions (other than for Persons engaged by the Buyers or their investment advisors) relating to or arising out of the transactions contemplated hereby. Parent shall pay, and hold each Buyer harmless against, any liability, loss or expense (including, without limitation, attorney's fees and out-of-pocket expenses) arising in connection with any such claim. No Company has engaged any placement agent or other agent in connection with the sale of the Securities.

          (h) No Integrated Offering. None of the Companies, any of their affiliates, or any Person acting on their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would require registration of any of the Securities under the 1933 Act or cause this offering of the Securities to be integrated with prior offerings by any of the Companies for purposes of the 1933 Act or any applicable stockholder approval provisions, including, without limitation, under the rules and regulations of any exchange or automated quotation system on which any of the securities of Parent or any other Company are listed or designated. None of the Companies, their affiliates or any Person acting on their behalf will take any action or steps referred to in the preceding sentence that would require registration of any of the Securities under the 1933 Act or cause the offering of the Securities to be integrated with other offerings. Except for the pending post-effective amendment to an existing registration statement, none of the Companies has a registration statement pending before the SEC or currently under the SEC's review.

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          (i) U.S. Real Property Holding Corporation. None of the Companies is,
nor has it ever been, a U.S. real property holding corporation within the meaning of Section 897 of the Internal Revenue Code of 1986, as amended, and the Companies will so certify upon the request of any Buyer.

          (j) Application of Takeover Protections; Rights Agreement. Each of the Companies and its respective board of directors has taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under each Company's Articles of Incorporation or the laws of the jurisdiction of its formation which is or could become applicable to any Buyer as a result of the transactions contemplated by this Agreement, including, without limitation, each Company's issuance of the Debentures, Parent's issuance of the Warrants and any Buyer's ownership of the Securities. Parent has not adopted a stockholder rights plan or similar arrangement relating to accumulations of beneficial ownership of Common Stock or a change in control of Parent.

          (k) SEC Documents; Financial Statements. Parent has filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the 1934 Act (all of the foregoing filed prior to the date hereof and all exhibits included therein and financial statements, notes and schedules thereto and documents incorporated by reference therein being hereinafter referred to as the "SEC Documents"). As of their respective dates, the SEC Documents complied in all material respects with the requirements of the 1934 Act and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents, and none of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of their respective dates, the financial statements of Parent included in the SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. Such financial statements have been prepared in accordance with generally accepted accounting principles, consistently applied, during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of Parent as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

          (l) Absence of Certain Changes. Except as disclosed in Schedule 3(l) or in Parent's Quarterly Report on Form 10-Q for the period ended September 30, 2007, since September 30, 2007, there has been no material adverse change and no material adverse development in the business, assets, properties, operations, condition (financial or otherwise), results of operations or prospects of Parent or its Subsidiaries. Except as disclosed in Schedule 3(l), since September 30, 2007, Parent has not (i) declared or paid any dividends, (ii) sold any assets or
(iii) had capital expenditures, individually or in the aggregate, in excess of $100,000. None of the Companies has taken any steps to seek protection pursuant to any bankruptcy law nor does any of the Companies have any knowledge or reason

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to believe that its creditors intend to initiate involuntary bankruptcy proceedings or any actual knowledge of any fact which would reasonably lead a creditor to do so. None of the Companies intends to incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be payable on or in respect of its debt). None of the Companies has any knowledge of any facts or circumstances which lead it to believe that it will file for reorganization or liquidation under the bankruptcy or reorganization laws of any jurisdiction within one year from the Closing Date. No Company is, as of the date hereof, and after giving effect to the transactions contemplated hereby to occur at the Closing, will be Insolvent (as defined below). For purposes of this Section 3(l), "Insolvent" means, with respect to each Company (i) the present fair saleable value of such Company's assets is less than the amount required to pay such Company's total Indebtedness (as defined in Section 3(s)), as applicable, (ii) such Company is unable to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured, (iii) such Company intends to incur or believes that it will incur debts that would be beyond its ability to pay as such debts mature or (iv) such Company has unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted.

          (m) No Undisclosed Events, Liabilities, Developments or Circumstances. Except for the transaction contemplated by the Transaction Documents, no event, liability, development or circumstance has occurred or exists, or is contemplated to occur with respect to any of the Companies or their respective business, properties, prospects, operations or financial condition, that would be required to be disclosed by Parent under applicable securities laws on a registration statement on Form S-1 filed with the SEC relating to an issuance and sale by Parent of its Common Stock and which has not been publicly announced.

          (n) Conduct of Business; Regulatory Permits. Except for the failure of Parent to hold its 2007 annual meeting within the time prescribed by its Articles of Incorporation and By-Laws as a consequence of outstanding comments from the SEC, none of the Companies is in violation of any term of or in default under its Articles of Incorporation or Bylaws or other governing documents. None of the Companies is in violation of any judgment, decree or order or any statute, ordinance, rule or regulation applicable to the Companies. Without limiting the generality of the foregoing, Parent is not in violation of any of the rules, regulations or requirements of the Principal Market and has no knowledge of any facts or circumstances that would reasonably lead to delisting or suspension of the Common Stock by the Principal Market in the foreseeable future. During the one (1) year period prior to the date hereof, (i) the Common Stock has been designated for quotation on the Principal Market, (ii) trading in the Common Stock has not been suspended by the SEC or the Principal Market and
(iii) Parent has received no communication, written or oral, from the SEC or the Principal Market regarding the suspension or delisting of the Common Stock from the Principal Market. Each of the Companies possesses all certificates, authorizations and permits issued by the appropriate regulatory authorities necessary to conduct their respective businesses, and none of the Companies has received any notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit.

          (o) Foreign Corrupt Practices. None of the Companies, nor any director, officer, agent, employee or other Person acting on behalf of any of the Companies has, in the course of its actions for, or on behalf of, any of the Companies (i) used any corporate funds for any unlawful contribution, gift,

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entertainment or other unlawful expenses relating to political activity; (ii)
made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

          (p) Sarbanes-Oxley Act. Parent is in compliance with any and all applicable requirements of the Sarbanes-Oxley Act of 2002 that are effective as of the date hereof, and any and all applicable rules and regulations promulgated by the SEC thereunder that are effective as of the date hereof, except where the failure to be in compliance would not have a Material Adverse Effect.

          (q) Transactions With Affiliates. Except as set forth on Schedule 3(q), none of the officers, directors or employees of any of the Companies is presently a party to any transaction with any of the Companies (other than for ordinary course services as employees, officers or directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any such officer, director or employee or, to the knowledge of the Companies, any corporation, partnership, trust or other entity in which any such officer, director, or employee has a substantial interest or is an officer, director, trustee or partner.

          (r) Equity Capitalization. As of the date hereof, the authorized capital stock of Parent consists of 100,000,000 shares of common stock, $0.01 par value per share, of which, as of the date hereof, 40,181,301 shares are issued and outstanding. As of the date hereof, the authorized capital stock of Hamilton consists of 1,000 shares of common stock, $0.01 par value per share, of which, as of the date hereof, 1,000 shares are issued and outstanding. As of the date hereof, the authorized capital stock of World Jet consists of 25,000 shares of common stock, $0.01 par value per share, of which, as of the date hereof, 25,000 shares are issued and outstanding. All of such outstanding shares of Parent and the Companies have been validly issued and are fully paid and nonassessable. Except as on Schedule 3(r): (i) none of any Company's share capital is subject to preemptive rights or any other similar rights or any liens or encumbrances suffered or permitted by such Company; (ii) there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any share capital of any of the Companies, or contracts, commitments, understandings or arrangements by which any of the Companies is or may become bound to issue additional share capital of such Company or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any share capital of any of the Companies; (iii) there are no outstanding debt securities, notes, credit agreements, credit facilities or other agreements, documents or instruments evidencing Indebtedness of any of the Companies or by which any of the Companies is or may become bound; (iv) there are no financing statements securing obligations in any material amounts, either singly or in the aggregate, filed in connection with any of the Companies; (v) there are no agreements or arrangements under which any of the Companies is obligated to register the sale of any of its securities under the 1933 Act (except the Registration Rights Agreement); (vi) there are no outstanding securities or instruments of any of the Companies which contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which any of the Companies is or may become bound to redeem a security of any of the Companies;
(vii) there are no securities or instruments containing anti-dilution or similar provisions that will be triggered by the issuance of the Securities; (viii) none of the Companies has any stock appreciation rights or "phantom stock" plans or agreements or any similar plan or agreement; and (ix) none of the Companies have any liabilities or obligations required to be disclosed in the SEC Documents but not so disclosed in the SEC Documents, other than those incurred in the ordinary course of the Companies' respective businesses. Schedule 3(r) contains true, correct and complete copies of (i) each Company's Articles of Incorporation, as amended and as in effect on the date hereof ("each Company's Articles of Incorporation"), (ii) each Company's Bylaws, as amended and as in effect on the date hereof ("each Company's Bylaws"), and (iii), the terms of all securities convertible into, or exercisable or exchangeable for, shares of Common Stock and the material rights of the holders thereof in respect thereto

          (s) Indebtedness and Other Contracts. Except as disclosed on Schedule 3(s), none of the Companies (i) has any outstanding Indebtedness, (ii) is a party to any contract, agreement or instrument, the violation of which, or default under which, by the other party(ies) to such contract, agreement or instrument would result in a Material Adverse Effect, (iii) is in violation of any term of or in default under any contract, agreement or instrument relating to any Indebtedness, or (iv) is a party to any contract, agreement or instrument relating to any Indebtedness, the performance of which, in the judgment of Parent's officers, has or is expected to have a Material Adverse Effect, except as otherwise disclosed in Schedule 3(s). For purposes of this Agreement: (w) "Indebtedness" of any Person means, without duplication (A) all indebtedness for borrowed money, (B) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (including, without limitation, "capital leases" in accordance with generally accepted accounting principles) (other than trade payables entered into in the ordinary course of business), (C) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (D) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (E) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (F) all monetary obligations under any leasing or similar arrangement which, in connection with generally accepted accounting principles, consistently applied for the periods covered thereby, is classified as a capital lease, (G) all indebtedness referred to in clauses (A) through (F) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by any Person, even though the Person which owns such assets or property has not assumed or become liable for the payment of such indebtedness, (H) all Contingent Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (A) through (G) above; (I) banker's acceptances; (J) the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed; (K) Hedging Obligations; and (L) if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of any of the Companies prepared in accordance with GAAP. In addition, the term "Indebtedness" includes all Indebtedness of others secured by a Lien on any assets of any of the Companies or their Subsidiaries (whether or not such Indebtedness is assumed by the Companies or such Subsidiaries) and, to the extent not otherwise included, the guarantee by any of the Companies or any of their Subsidiaries of any Indebtedness of any other Person. (x) "Contingent Obligation" means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to any indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto; (y) "Person" means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof, and (z) "Hedging Obligations" means, with respect to any specified Person, the obligations of such Person under: (i) interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements; (ii) other agreements or arrangements designed to manage interest rates or interest rate risk; and
(iii) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices.

          (t) Absence of Litigation. Except as set forth in Schedule 3(t), there is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency (including the SEC), self-regulatory organization or body pending or, to the knowledge of any Company, threatened against or affecting such Company, the Common Stock or any of Parent's Subsidiaries or any of Parent's or its Subsidiaries' officers or directors which questions the validity of this Agreement or any of the other Transaction Documents or any of the transactions contemplated hereby or thereby or any action taken or to be taken pursuant hereto or thereto.

          (u) Insurance. Each of the Companies is insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as management of the Companies believes to be prudent and customary in the businesses in which the Companies are engaged. None of the Companies has been refused any insurance coverage sought or applied for and none of the Companies has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have a Material Adverse Effect.

          (v) Employee Relations. None of the Companies is a party to any collective bargaining agreement or employs any member of a union. Each of the Companies believes that their relations with their employees are good. No executive officer of any of the Companies has notified such Company that such officer intends to leave such Company or otherwise terminate such officer's employment with such Company. No executive officer of any of the Companies, to the knowledge of the Companies, is, or is now expected to be, in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement, non-competition agreement, or any other contract or agreement or any restrictive covenant. Each of the Companies are in compliance with all federal, state, local and foreign laws and regulations respecting labor, employment and employment practices and benefits, terms and conditions of employment and wages and hours, except where failure to be in compliance would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

          (w) Title. Each of the Companies has good and marketable title to all real property and good and marketable title to all personal property owned by them which is material to the business of such Company, in each case free and clear of all liens, encumbrances and defects. Any real property and facilities held under lease by any of the Companies are it by them under valid, subsisting and enforceable leases.

          (x) Intellectual Property Rights. Each of the Companies owns or possesses adequate rights or licenses to use all trademarks, trade names, service marks, service mark registrations, service names, patents, patent rights, copyrights, inventions, licenses, approvals, governmental authorizations, trade secrets and other intellectual property rights ("Intellectual Property Rights") necessary to conduct their respective businesses as now conducted. No Company's Intellectual Property Rights have expired or terminated, or are expected to expire or terminate, within three years from the date of this Agreement. None of the Companies has any knowledge of any infringement by any of the Companies of Intellectual Property Rights of others. There is no claim, action or proceeding being made or brought, or to the knowledge of each of the Companies, being threatened, against any of the Companies regarding its Intellectual Property Rights. Each of the Companies is unaware of any facts or circumstances which might give rise to any of the foregoing infringements or claims, actions or proceedings. Each of the Companies has taken reasonable security measures to protect the secrecy, confidentiality and value of all of their intellectual properties.

          (y) Environmental Laws. Each of the Companies (i) is in compliance with any and all Environmental Laws (as hereinafter defined), (ii) has received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct its respective businesses and (iii) is in compliance with all terms and conditions of any such permit, license or approval where, in each of the foregoing clauses (i), (ii) and (iii), the failure to so comply could be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. The term "Environmental Laws" means all federal, state, local or foreign laws relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), including, without limitation, laws relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, or toxic or hazardous substances or wastes (collectively, "Hazardous Materials") into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, as well as all authorizations, codes, decrees, demands or demand letters, injunctions, judgments, licenses, notices or notice letters, orders, permits, plans or regulations issued, entered, promulgated or approved thereunder.

          (z) Subsidiary Rights. Parent or one of its Subsidiaries has the unrestricted right to vote, and (subject to limitations imposed by applicable law) to receive dividends and distributions on, all capital securities of its Subsidiaries as owned by Parent or such Subsidiary.

          (aa) Investment Company. None of the Companies is, or is an affiliate of, an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

          (bb) Tax Status. Each of the Companies (i) has made or filed all foreign, federal and state income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject, (ii) has paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and (iii) has set aside on its books provision reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of each of the Companies know of no basis for any such claim.

          (cc) Internal Accounting and Disclosure Controls. Parent maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset and liability accountability, (iii) access to assets or incurrence of liabilities is permitted only in accordance with management's general or specific authorization and (iv) the recorded accountability for assets and liabilities is compared with the existing assets and liabilities at reasonable intervals and appropriate action is taken with respect to any difference. Parent maintains disclosure controls and procedures (as such term is defined in Rule 13a-15 under the 1934 Act) that are effective in ensuring that information required to be disclosed by Parent in the reports that it files or submits under the 1934 Act is recorded, processed, summarized and reported, within the time periods specified in the rules and forms of the SEC, including, without limitation, controls and procedures designed to ensure that information required to be disclosed by Parent in the reports that it files or submits under the 1934 Act is accumulated and communicated to Parent's management, including its principal executive officer or officers and its principal financial officer or officers, as appropriate, to allow timely decisions regarding required disclosure. Except as disclosed by the Company in filings with the SEC, during the twelve months prior to the date hereof, none of the Companies have received any notice or correspondence from any accountant relating to any potential material weakness in any part of the system of internal accounting controls of any of the Companies.

          (dd) Off Balance Sheet Arrangements. There is no transaction, arrangement, or other relationship between any of the Companies and an unconsolidated or other off balance sheet entity that is required to be disclosed by Parent in its 1934 Act filings and is not so disclosed or that otherwise would be reasonably likely to have a Material Adverse Effect.

          (ee) Ranking of Debentures. No Indebtedness of any of the Companies will rank senior to or pari passu with the Debentures in right of payment, whether with respect to payment of redemptions, interest, damages or upon liquidation or dissolution or otherwise.

          (ff) Transfer Taxes. On the Closing Date, all stock transfer or other taxes (other than income or similar taxes) which are required to be paid in connection with the sale and transfer of the Securities to be sold to each Buyer hereunder will be, or will have been, fully paid or provided for by the Companies, and all laws imposing such taxes will be or will have been complied with.

          (gg) Manipulation of Price; Securities.

               (i) Neither any of the Companies, nor any officer, director or affiliate of any of the Companies, and to each such Person's knowledge, no one acting on its behalf has, (i) taken, directly or indirectly, any action designed to cause or to result in the stabilization or manipulation of the price of any security of Parent to facilitate the sale or resale of any of the Securities,
(ii) sold, bid for, purchased, or paid any compensation for soliciting purchases of, any of the Securities (except for customary placement fees payable in connection with this transaction), or (iii) paid or agreed to pay to any Person any compensation for soliciting another to purchase any other securities of Parent or such Company (except for customary placement fees payable in connection with this transaction).

               (ii) Since November 1, 2007, neither any officer, director or employee of any of the Companies, nor any affiliate of any officer, director or employee of any of the Companies or anyone acting on their behalf has sold, bid, purchased or traded in the Common Stock of Parent.

          (hh) Creation, Perfection, and Priority of Liens. The Security Documents are effective to create in favor of the Buyers, for the benefit of the Buyers, a legal, valid, binding, and enforceable security interest and Lien (as defined below), and a first priority security interest and Lien with respect to the Senior Debentures and a second priority interest and Lien with respect to the Junior Debenture (to the extent that the Debentures obligates each Company to provide such a perfected first priority security interest and Lien, and except to the extent Permitted Liens have priority), in the Collateral described therein as security for the obligations under the Debentures to the extent that a legal, valid, binding, and enforceable security interest and Lien in such Collateral may be created under applicable law, and the State of Registration (as defined in the Debentures), including without limitation, the uniform commercial code as in effect in any applicable jurisdiction ("UCC"), the Aviation Authority (as defined in the Debentures), and the Cape Town Treaty (as defined in the Debentures). The term "Lien" shall mean any mortgage, lien, pledge, security interest, conditional sale or other title retention agreement, charge or other security interest or encumbrance of any kind, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement or any lease in the nature thereof; any option or other agreement to sell or give a security interest therein and any filing of, or agreement to file, any financing statement under the UCC (or equivalent statutes of any jurisdiction).

          (ii) Disclosure. Each of the Companies confirms that neither it nor any other Person acting on its behalf has provided any of the Buyers or their agents or counsel with any information that constitutes or could reasonably be expected to constitute material, nonpublic information which will continue to constitute material, nonpublic information on the 90th day following the Closing. Each of the Companies understands and confirms that each of the Buyers will rely on the foregoing representations in effecting transactions in securities of the Companies. All disclosure provided to the Buyers regarding each of the Companies, its business and the transactions contemplated hereby, including the Schedules to this Agreement, furnished by or on behalf of each Company is true and correct and does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each press release issued by Parent during the twelve (12) months preceding the date of this Agreement did not at the time of release contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. No event or circumstance has occurred or information exists with respect to Parent or any of its Subsidiaries or its or their business, properties, prospects, operations or financial conditions, which, under applicable law, rule or regulation, requires public disclosure or announcement by Parent but which has not been so publicly announced or disclosed.

          (jj) No Disagreements with Accountants and Lawyers. There are no disagreements of any kind presently existing, or reasonably anticipated by any of the Companies to arise, between any of the Companies and the accountants and lawyers formerly or presently employed by any of the Companies which could affect the ability of any of the Companies to perform any of its obligations under any of the Transaction Documents, and each of the Companies is current with respect to any fees owed to its accountants and lawyers.

     4. COVENANTS.

          (a) Commercially Reasonable Efforts. Each party shall use commercially reasonable efforts to timely satisfy each of the conditions to be satisfied by it as provided in Sections 6 and 7 of this Agreement.

          (b) Form D and Blue Sky. The Companies agree to file a Form D with respect to the Securities as required under Regulation D and to provide a copy thereof to each Buyer promptly after such filing. Each of the Companies shall, on or before the Closing Date, take such action as such Company shall reasonably determine is necessary in order to obtain an exemption for or to qualify the Securities for sale to the Buyers at the Closing pursuant to this Agreement under applicable securities or "Blue Sky" laws of the states of the United States (or to obtain an exemption from such qualification), and shall provide evidence of any such action so taken to the Buyers on or prior to the Closing Date. Each of the Companies shall make all filings and reports relating to the offer and sale of the Securities required under applicable securities or "Blue Sky" laws of the states of the United States following the Closing Date.

          (c) Reporting Status. Until the date on which the Investors (as defined in the Registration Rights Agreement) shall have sold all the Warrant Shares and none of the Debentures is outstanding (the "Reporting Period"), Parent shall file all reports required to be filed with the SEC pursuant to the 1934 Act, and Parent shall not terminate its status as an issuer required to file reports under the 1934 Act even if the 1934 Act or the rules and regulations thereunder would otherwise permit such termination.

          (d) Use of Proceeds. The Companies will use the proceeds from the sale of the Securities as set forth on Schedule 4(d), (i) for the repayment of Parent's existing indebtedness; (ii) for working capital; and, (iii) for the payment of fees and expenses pursuant to the Fee Letter agreement set forth as Exhibit F.

          (e) Financial Information. Parent agrees to send the following to each Investor (as defined in the Registration Rights Agreement) during the Reporting
Period: (i) unless filed with the SEC through EDGAR and available to the public through the EDGAR system, within three (3) Business Days ( "Business Day" means any day other than Saturday, Sunday or any other day on which commercial banks in The City of New York are authorized or required by law to remain closed) after the filing thereof with the SEC, a copy of all Annual Reports on Form 10-K or 10-KSB, any interim reports or any consolidated balance sheets, income statements, stockholders' equity statements and/or cash flow statements for any period other than annual, any Current Reports on Form 8-K and any registration statements (other than on Form S-8) or amendments filed pursuant to the 1933 Act of Parent, (ii) unless filed with the SEC through EDGAR and available to the public through the EDGAR system, on the same day as the release thereof, copies of all press releases issued by Parent or any of its Subsidiaries, and (iii) copies of any notices and other information made available or given to the stockholders of Parent generally, contemporaneously with the making available or giving thereof to the stockholders.

          (f) Listing. To the extent Parent's Registrable Securities (as defined in the Registration Rights Agreement) are listed upon a national securities exchange or automated quotation system that provides for the listing of securities, Parent shall promptly secure the listing of all of the Registrable Securities upon each national securities exchange and automated quotation system, if any, upon which the Common Stock is then listed (subject to official notice of issuance) and shall maintain such listing of all Registrable Securities from time to time issuable under the terms of the Transaction Documents. Parent shall maintain the Common Stock's authorization for quotation on the Principal Market. Neither Parent nor any of its Subsidiaries shall take any action which would be reasonably expected to result in the delisting or suspension of the Common Stock on the Principal Market. Parent shall pay all fees and expenses in connection with satisfying its obligations under this
Section 4(f).

          (g) Fees. Parent shall pay the Buyers a transaction fee and shall reimburse the Buyers or their designee(s) for reasonable and documented costs and expenses incurred in connection with the transactions contemplated by the Transaction Documents (including reasonable legal fees and disbursements in connection therewith, documentation and implementation of the transactions contemplated by the Transaction Documents and due diligence in connection therewith), which amounts, shall be withheld by Buyers from the Purchase Price at the Closing, in accordance with the Fee Letter. Parent shall be responsible for the payment of, and shall pay, any placement agent's fees, financial advisory fees, or broker's commissions relating to or arising out of the transactions contemplated hereby, and shall hold each Buyer harmless against, any liability, loss or expense (including, without limitation, reasonable attorney's fees and out-of-pocket expenses) arising in connection with any claim relating to any such payment.

          (h) Pledge of Securities. Each of the Companies acknowledges and agrees that the Securities may be pledged by an Investor (as defined in the Registration Rights Agreement) in connection with a bona fide margin agreement or other loan or financing arrangement that is secured by the Securities. The pledge of Securities shall not be deemed to be a transfer, sale or assignment of the Securities hereunder, and no Investor effecting a pledge of Securities shall be required to provide any Company with any notice thereof or otherwise make any delivery to any Company pursuant to this Agreement or any other Transaction Document, including, without limitation, Section 2(f) hereof unless required in connection with the registration of the Securities or by applicable law. Each of the Companies hereby agrees to execute and deliver such documentation as a pledgee of the Securities may reasonably request in connection with a pledge of the Securities to such pledgee by an Investor.

          (i) Disclosure of Transactions and Other Material Information. On or before 5:00 p.m., New York City time, on the fourth (4th) Business Day following the date of this Agreement, Parent shall file a Current Report on Form 8-K describing the terms of the transactions contemplated by the Transaction Documents in the form required by the 1934 Act and attaching the material Transaction Documents (including, without limitation, this Agreement (and all schedules to this Agreement), the form of Debenture, Warrant and the Registration Rights Agreement) (including all attachments, the "8-K Filing"). Except as set forth in the Debentures, any material non-public information provided by any Company to any Buyer in connection with this transaction that continues to constitute material nonpublic information on the 90th day following the Closing shall be disclosed by Parent in a Current Report on Form 8-K filed on such date. From and after the filing of such Form 8-K with the SEC, Parent represents and acknowledges that no Buyer shall be in possession of any material, nonpublic information received from any of the Companies, or any of their respective officers, directors, employees or agents, that is not disclosed in such Form 8-K. Each of the Companies shall not, and shall cause each of their respective officers, directors, employees and agents not to, provide any Buyer with any material, nonpublic information regarding Parent or any of its Subsidiaries from and after the filing of such Form 8-K with the SEC without the express written consent of such Buyer; provided, however, that each of the Companies may provide a Buyer with material nonpublic information to the extent required under the Transaction Documents, and Parent represents and acknowledges any and all such information shall no longer constitute material nonpublic information on the 90th day after disclosure thereof. In the event of a breach of the foregoing covenant by any of the Companies or any of its or their respective officers, directors, employees and agents, in addition to any other remedy provided herein or in the Transaction Documents, a Buyer may, but shall not be obligated to, notify Parent of such breach and the material, nonpublic information the receipt of which resulted in such breach. Within two Business Days of receipt of such notice, Parent shall either (a) deliver a notice to such Buyer certifying such material, non-public information has already been publicly disclosed by Parent or (b) make a public disclosure, in the form of a press release, public advertisement or otherwise, of such material, nonpublic information. Subject to the foregoing, neither any of the Companies nor any

Buyer shall issue any press releases or any other public statements with respect to the transactions contemplated hereby; provided, however, that Parent shall be entitled, without the prior approval of any Buyer, to make any press release or other public disclosure with respect to such transactions (i) in substantial conformity with the 8-K Filing and contemporaneously therewith and (ii) as is required by applicable law and regulations (provided that in the case of clause
(i) each Buyer shall be consulted by Parent in connection with any such press release or other public disclosure prior to its release). Without the prior written consent of any applicable Buyer, none of the Companies shall disclose the name of any Buyer or its affiliates in any filing, announcement, release or otherwise unless required by law.

          (j) Additional Debentures or Indebtedness. So long as any Buyer beneficially owns any Debentures, none of the Companies will issue any Debentures or incur any additional Indebtedness (other than to the Buyers as contemplated hereby and Permitted Indebtedness) and none of the Companies shall issue any other securities that would cause a breach or default under the Debentures. For purposes hereof, "Permitted Indebtedness" means Indebtedness incurred in the ordinary course of business consistent with past practice in an amount not in excess of $250,000 in a single instance or $500,000 in the aggregate during any trailing three (3) month period.

          (k) Corporate Existence. So long as any Buyer beneficially owns any Securities, none of the Companies shall be party to any Fundamental Transaction (as defined in the Debentures) unless each of the Companies is in compliance with the applicable provisions governing Fundamental Transactions set forth in the Debentures.

          (l) Incurrence of Liens. So long as any Debentures are outstanding, none of the Companies shall directly or indirectly, allow or suffer to exist any Lien, other than Permitted Liens (as defined in the Debentures), upon any property or assets (including accounts and contract rights) owned by the Companies.

          (m) Restriction on Redemption and Cash Dividends. So long as any Debentures are outstanding, Parent shall not, directly or indirectly, redeem, or declare or pay any cash dividend or distribution on, the Common Stock without the prior express written consent of the holders of Debentures representing not less than seventy percent (70%) of the aggregate principal amount of the Debentures then outstanding (the "Required Holders").

          (n) Reservation of Shares. Parent shall take all action necessary to at all times have authorized, and reserved for the purpose of issuance at least 110% of the number of shares of Common Stock issuable upon exercise of the Warrants.

          (o) Conduct of Business. The business of the Companies shall not be conducted in violation of any law, ordinance or regulation of any governmental entity, except where such violations would not result, either individually or in the aggregate, in a Material Adverse Effect.

          (p) Additional Issuances of Securities.

               (i) For purposes of this Section 4(p), the following definitions shall apply.

                    (1) "Convertible Securities" means any stock or securities (other than Options) directly or indirectly convertible into or exercisable or exchangeable for shares of Common Stock.

                    (2) "Options" means any rights, warrants or options to subscribe for or purchase shares of Common Stock or Convertible Securities.

                    (3) "Common Stock Equivalents" means, collectively, Options and Convertible Securities.

               (ii) Except for a registration statement on Form S-8 for the registration of a company stock compensation or benefit plan, from the date hereof until 90 days following the Effective Date (as defined in the Registration Rights Agreement), none of the Companies shall, directly or indirectly, file any registration statement with the SEC other than the Registration Statement (as defined in the Registration Rights Agreement).

               (iii) So long as the Debentures have not been fully repaid, none of the Companies shall, directly or indirectly, offer, sell, grant any option to purchase, or otherwise dispose of (or announce any offer, sale, grant or any option to purchase or other disposition of) any of its debt, equity or equity equivalent securities, including without limitation any debt, preferred stock or other instrument or security that may be, at any time during its life, and under any circumstance, convertible into or exchangeable or exercisable for shares of Common Stock or Common Stock Equivalents or debt securities (any such offer, sale, grant, disposition or announcement being referred to as a "Subsequent Placement") without the written consent of the Required Holders. In the event the Required Holders do consent to the Subsequent Placement, the offering Company shall first comply with this Section 4(p)(iii), as follows:

                    (1) Subject to the receipt by the offering Company from each Holder of a signed non-disclosure and confidentiality agreement which will, among other restrictions, preclude the Holder from trading in Parent stock until the information which is the subject of the Offer Notice is either made public or is no longer deemed to be material non-public information by such Company, such Company shall deliver to each holder of a Debenture (a "Holder") a written notice (the "Offer Notice") of any proposed or intended issuance or sale or exchange (the "Offer") of the securities being offered (the "Offered Securities") in a Subsequent Placement, which Offer Notice shall (w) identify and describe the Offered Securities, (x) describe the price and other terms upon which they are to be issued, sold or exchanged, and the number or amount of the Offered Securities to be issued, sold or exchanged, (y) identify the Persons (if known) to which or with which the Offered Securities are to be offered, issued, sold or exchanged and (z) offer to issue and sell to or exchange with such Holders an amount equal to 50% of the Offered Securities, allocated among such Holders (a) based on such Holder's allocable pro rata portion of the aggregate principal amount of Debentures outstanding at the time of the Offer, and (b) with respect to each Holder that elects to purchase its pro rata portion of such Offered Securities, any additional portion of the Offered Securities attributable to the pro rata portion of other Holders as such Holder shall indicate it will purchase or acquire should the other Holders subscribe for less than their pro rata portions (the "Undersubscription Amount"). For purposes of this Agreement, a Holder's allocable pro rata portion of any Offered Securities shall be defined as the "Allocable Portion".

                    (2) To accept an Offer, in whole or in part, such Holder must deliver a written notice to such Company prior to the end of the fifth Business Day after such Holder's receipt of the Offer Notice (the "Offer Period"), setting forth the portion of such Holder's Allocable Portion that such Holder elects to purchase and, if such Holder shall elect to purchase all of its Allocable Portion, the Undersubscription Amount, if any, that such Holder elects to purchase (in either case, the "Notice of Acceptance"). If the Allocable Portions subscribed for by all Holders are less than the total of all of the Allocable Portions, then each Holder who has set forth an Undersubscription Amount in its Notice of Acceptance shall be entitled to purchase, in addition to the Allocable Portions subscribed for, the Undersubscription Amount it has subscribed for; provided, however, that if the Undersubscription Amounts subscribed for exceed the difference between the total of all the Allocable Portions and the Allocable Portions subscribed for (the "Available Undersubscription Amount"), each Holder who has subscribed for any Undersubscription Amount shall be entitled to purchase only that portion of the Available Undersubscription Amount as the Allocable Portion of such Holder bears to the total Allocable Portions of all Holders that have subscribed for Undersubscription Amounts, subject to rounding by Parent to the extent its deems reasonably necessary.

                    (3) Such Company shall have fifteen Business Days from the expiration of the Offer Period above to offer, issue, sell or exchange all or any part of such Offered Securities as to which a Notice of Acceptance has not been given by the Holders (the "Refused Securities"), but only to the offerees described in the Offer Notice (if so described therein) and only upon terms and conditions (including, without limitation, unit prices, interest rates and transaction fees) that are not more favorable to the acquiring Person or Persons or less favorable to such Company than those set forth in the Offer Notice.

                    (4) In the event such Company shall propose to sell less than all the Refused Securities (any such sale to be in the manner and on the terms specified in Section 4(p)(iii)(3) above), then each Holder may, at its sole option and in its sole discretion, reduce the number or amount of the Offered Securities specified in its Notice of Acceptance to an amount that shall be not less than the number or amount of the Offered Securities that such Holder elected to purchase pursuant to Section 4(p)(iii)(2) above multiplied by a fraction, (i) the numerator of which shall be the number or amount of Offered Securities such Company actually proposes to issue, sell or exchange (including Offered Securities to be issued or sold to Holders pursuant to Section 4(p)(iii)(3) above prior to such reduction) and (ii) the denominator of which shall be the original number or amount of the Offered Securities. In the event that any Holder so elects to reduce the number or amount of Offered Securities specified in its Notice of Acceptance, such Company may not issue, sell or exchange more than the reduced number or amount of the Offered Securities unless and until such securities have again been offered to the Holders in accordance with Section 4(p)(iii)(1) above.

                    (5) Upon the closing of the issuance, sale or exchange of all or less than all of the Refused Securities, the Holders shall acquire from such Company, and such Company shall issue to the Holders, the number or amount of Offered Securities specified in the Notices of Acceptance, as reduced pursuant to Section 4(p)(iii)(4) above if the Holders have so elected, upon the terms and conditions specified in the Offer Notice. The purchase by the Holders of any Offered Securities is subject in all cases to the preparation, execution and delivery by such Company and the Holders of a purchase agreement relating to such Offered Securities reasonably satisfactory in form and substance to the Holders and their respective counsel.

                    (6) Any Offered Securities not acquired by the Holders or other Persons in accordance with Section 4(p)(iii)(3) above may not be issued, sold or exchanged until they are again offered to the Holders under the procedures specified in this Agreement.

               (iv) The restrictions contained in subsections (ii) and (iii) of this Section 4(p) shall not apply in connection with the issuance of any Common Stock Equivalents issued pursuant to a employee benefit plan which has been approved by the Board of Directors of Parent.

          (q) U.S. Real Property Holding Corporation. None of the Companies shall become a U.S. real property holding corporation within the meaning of
Section 897 of the Internal Revenue Code of 1986, as amended.

     5. REGISTERS; TRANSFER AGENT INSTRUCTIONS.

          (a) Registers. The Companies shall maintain at their principal executive offices (or such other office or agency of the Companies as they may designate by notice to each holder of Securities), a register for the Debentures in which each Company shall record the name and address of the Person in whose name the Debentures have been issued (including the name and address of each transferee) and the principal amount of Debentures held by such Person. Each of the Companies shall keep the register open and available at all times during business hours for reasonable advance notice inspection of any Buyer or its legal representatives. Parent shall maintain at its principal executive offices (or such other office or agency of Parent as it may designate by notice to each holder of Securities), a register for the Warrants in which Parent shall record the name and address of the Person in whose name the Warrants have been issued (including the name and address of each transferee) and the number of Warrants held by such Person. Parent shall keep the register open and available at all times during business hours for reasonable advance notice inspection of any Buyer or its legal representatives.

          (b) Maintenance of Registers. Notwithstanding anything to the contrary contained herein, the Debentures are registered obligations and the right, title, and interest of the Buyer and its assignees in and to such Debentures shall be transferable only upon notation of such transfer in the Register. The Debentures shall only evidence the Buyer's or its assignee's right, title and interest in and to the related Debentures, and in no event is any such Debenture to be considered a bearer instrument or obligation. This Section 5(b) shall be construed so that the Debentures are at all times maintained in "registered form" within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Internal Revenue Code of 1986, as amended, and any related Treasury Regulations promulgated thereunder. The Company hereby appoints the Sandhurst Asset Management, LLC to act as its agent for purposes of maintaining such notations of transfer in the Register. The other Buyers hereby accept such appointment

          (c) Transfer Agent Instructions. Parent shall issue irrevocable instructions to its transfer agent, and any subsequent transfer agent, to issue certificates or credit shares to the applicable balance accounts at The Depository Trust Company ("DTC"), registered in the name of each Buyer or its respective nominee(s), for the Warrant Shares in such amounts as specified from time to time by each Buyer to Parent in the form of Exhibit G attached hereto (the "Irrevocable Transfer Agent Instructions"). Parent warrants that no instruction other than the Irrevocable Transfer Agent Instructions referred to in this Section 5(b), and stop transfer instructions to give effect to Sections 2(e) and 2(f) hereof, will be given by Parent to its transfer agent with respect to the Warrant Shares, and that the Warrant Shares shall otherwise be freely transferable on the books and records of Parent, as applicable, and to the extent provided in this Agreement and the other Transaction Documents. If a Buyer effects a sale, assignment or transfer of Warrant Shares in accordance with Sections 2(e) and 2(f), Parent shall permit the transfer and shall promptly instruct its transfer agent to issue one or more certificates or credit shares to the applicable balance accounts at DTC in such name and in such denominations as specified by such Buyer to effect such sale, transfer or assignment. In the event that such sale, assignment or transfer involves Warrant Shares sold, assigned or transferred pursuant to an effective registration statement or pursuant to Rule 144, the transfer agent shall issue such Securities to the Buyer, assignee or transferee, as the case may be, without any restrictive legend. Each Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to a Buyer. Accordingly, each Company acknowledges that the remedy at law for a breach of its obligations under this
Section 5(b) will be inadequate and agrees, in the event of a breach or threatened breach by Parent or any Company of the provisions of this Section 5(b), that a Buyer shall be entitled, in addition to all other available remedies, to seek an order and/or injunction restraining any breach and requiring immediate issuance and transfer, without the necessity of showing economic loss and without any bond or other security being required.

     6. CONDITIONS TO THE COMPANIES' OBLIGATIONS TO SELL.

          (a) The obligations of the Companies hereunder to issue and sell the Debentures and Warrants to each Buyer at the Closing is subject to the satisfaction, at or before the Closing Date, of each of the following conditions, provided that these conditions are for the Companies' sole benefit and may be waived by the Companies at any time in their sole discretion by providing each Buyer with prior written notice thereof:

               (i) Such Buyer shall have executed each of the Transaction Documents to which it is a party and delivered the same to the Companies.

               (ii) Such Buyer and each other Buyer shall have delivered to the Companies the Purchase Price (less the amounts withheld by it pursuant to Section 4(g)) for the Debentures and Warrants being purchased by such Buyer at the Closing by wire transfer of immediately available funds pursuant to the wire instructions provided by the Companies in the funds flow letter (the "Funds Flow Letter") set forth on Exhibit K attached hereto.

               (iii) The representations and warranties of such Buyer shall be true and correct in all material respects as of the date when made and as of the Closing Date as though made at that time (except for representations and warranties that speak as of a specific date), and such Buyer shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by such Buyer at or prior to the Closing Date.

     7. CONDITIONS TO EACH BUYER'S OBLIGATION TO PURCHASE.

          (a) The obligation of each Buyer hereunder to purchase the Debentures and the Warrants at the Closing is subject to the satisfaction, at or before the Closing Date, of each of the following conditions, provided that these conditions are for each Buyer's sole benefit and may be waived by such Buyer at any time in its sole discretion by providing the Companies with prior written notice thereof:

               (i) Each Company, as applicable, shall have executed and delivered to such Buyer (A) each of the Transaction Documents, (B) the Debentures (in such denominations as such Buyer shall have requested prior to the Closing) being purchased by such Buyer at the Closing pursuant to this Agreement and (C) the Warrants (in such denominations as such Buyer shall have requested prior to the Closing) being purchased by such Buyer at the Closing pursuant to this Agreement.

               (ii) Such Buyer shall have received the opinions of the Companies' legal counsel, dated as of the Closing Date, in substantially the form of Exhibit H attached hereto.

               (iii) Parent shall have delivered to such Buyer a copy of the Irrevocable Transfer Agent Instructions, in the form of Exhibit G attached hereto, which instructions shall have been delivered to and acknowledged in writing by Parent's transfer agent.

               (iv) Each Company shall have delivered to such Buyer a certificate evidencing the formation and good standing of such Company in such entity's jurisdiction of formation issued by the Secretary of State (or comparable office) of such jurisdiction, as of a date reasonably proximate to the Closing Date.

               (v) Each Company shall have delivered to such Buyer a certificate evidencing such Company's qualification as a foreign corporation and good standing issued by the Secretary of State (or comparable office) of each jurisdiction in which such Company conducts business, as of a date reasonably proximate to Closing Date.

               (vi) Each Company shall have delivered to such Buyer a certified copy of such Company's Articles of Incorporation as certified by the Secretary of State of the Company's State of incorporation reasonably proximate to the Closing Date.

               (vii) Each Company shall have delivered to such Buyer a certificate, executed by the Secretary of such Company and dated as of the Closing Date, as to (i) the resolutions consistent with Section 3(b) as adopted by such Company's Board of Directors in a form reasonably acceptable to such Buyer, (ii) such Company's Articles of Incorporation and (iii) such Company's Bylaws, each as in effect at the Closing, in the form attached hereto as Exhibit I.

               (viii) The representations and warranties of each Company shall be true and correct as of the date when made and as of the Closing Date as though made at that time (except for representations and warranties that speak as of a specific date, which shall be true and correct as of such specific date), and each Company shall have performed, satisfied and complied in all respects with the covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by each Company at or prior to the Closing Date. Such Buyer shall have received certificates, executed by the Chief Executive Officers of each Company, dated as of the Closing Date, to the foregoing effect and as to such other matters as may be reasonably requested by such Buyer in the form attached hereto as Exhibit J.

               (ix) Parent shall have delivered to such Buyer a letter from Parent's transfer agent certifying the number of shares of Common Stock outstanding as of a date within five days of the Closing Date.

               (x) The Common Stock (I) shall be designated for quotation or listed on the Principal Market and (II) shall not have been suspended, as of the Closing Date, by the SEC or the Principal Market from trading on the Principal Market nor shall suspension by the SEC or the Principal Market have been threatened, as of the Closing Date, either (A) in writing by the SEC or the Principal Market or (B) by falling below the minimum listing maintenance requirements of the Principal Market.

               (xi) Each of the Companies shall have obtained all governmental, regulatory or third party consents and approvals, if any, necessary for the sale of the Securities.

               (xii) Each of the Companies shall have obtained and delivered to such Buyer searches of Uniform Commercial Code filings in the jurisdictions of formation of each of the Companies, the jurisdiction of the chief executive offices of each of the Companies and each jurisdiction where any Collateral (as defined in the Security Documents) is located or where a filing would need to be made in order to perfect the Buyers' security interest in the Collateral, copies of the financing statements on file in such jurisdictions and evidence that no Liens exist other than Permitted Liens.

               (xiii) Each of the Companies shall have executed and delivered to such Buyer UCC financing statements for each appropriate jurisdiction as is necessary, in the Buyers' sole discretion, to perfect the Buyers' security interest in the Collateral.

               (xiv) Each of the Companies shall have executed and delivered to such Buyer the Fee Letter.

               (xv) Each of the Companies shall have delivered to such Buyer such other documents relating to the transactions contemplated by this Agreement as such Buyer or its counsel may reasonably request.

     8. TERMINATION.

          In the event that the Closing shall not have occurred with respect to a Buyer on or before five Business Days from the date hereof due to any Company's or such Buyer's failure to satisfy the conditions set forth in Sections 6 and 7 above (and the nonbreaching party's failure to waive such unsatisfied condition(s)), the nonbreaching party shall have the option to terminate this Agreement with respect to such breaching party at the close of business on such date without liability of any party to any other party; provided, however, if this Agreement is terminated pursuant to this Section 8, the Companies shall remain obligated to reimburse the non-breaching Buyers the amount of Three Hundred Thousand Dollars ($300,000) in addition to the expenses described in Section 4(g) above.

     9. MISCELLANEOUS.

          (a) Governing Law; Jurisdiction; Jury Trial. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

          (b) Counterparts. This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to each other party; provided that a facsimile signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original, not a facsimile signature.

          (c) Headings. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

          (d) Severability. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction.

          (e) Entire Agreement; Amendments. This Agreement and the other Transaction Documents supersede all other prior oral or written agreements between the Buyers, the Companies, their affiliates and Persons acting on their behalf with respect to the matters discussed herein, and this Agreement, the other Transaction Documents and the instruments referenced herein and therein contain the entire understanding of the parties with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, none of the Companies or any Buyer makes any representation, warranty, covenant or undertaking with respect to such matters. No provision of this Agreement may be amended other than by an instrument in writing signed by the Companies and the Required Holders, and any amendment to this Agreement made in conformity with the provisions of this Section 9(e) shall be binding on all Buyers and holders of Securities, as applicable. No provision hereof may be waived other than by an instrument in writing signed by the party against whom enforcement is sought. No such amendment shall be effective to the extent that it applies to less than all of the holders of the applicable Securities then outstanding. No consideration shall be offered or paid to any Person to amend or consent to a waiver or modification of any provision of any of the Transaction Documents unless the same consideration also is offered to all of the parties to the Transaction Documents or Holders of Debentures, as the case may be. None of the Companies has, directly or indirectly, made any agreements with any Buyers relating to the terms or conditions of the transactions contemplated by the Transaction Documents except as set forth in the Transaction Documents. Without limiting the foregoing, each of the Companies confirms that, except as set forth in this Agreement, no Buyer has made any commitment or promise or has any other obligation to provide any financing to the Companies or otherwise.

          (f) Notices. Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one Business Day after deposit with an overnight courier service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

         If to Parent,

         Global Aircraft Solutions Inc.
         6451 S. Country Club, Suite 111
         Tuscon, AZ 85706
         Telephone: (520) 547-8631
         Facsimile: (520) 547-8638
         Attention: John B. Sawyer

         If to Hamilton:

         Hamilton Aerospace Technologies, Inc.
         6901 S. Park Avenue
         Tuscon, AZ 85706
         Telephone: (520) 294-3481
         Facsimile: (520) 741-1430
         Attention: John B. Sawyer

         If to World Jet:

         World Jet Corporation
         6901 S. Park Avenue

         Tuscon, AZ 85706
         Telephone: (520) 806-4192
         Facsimile: (520) 741-1430
         Attention: John B. Sawyer

         If to Hamilton Aerospace Mexico S.A. de C.V.:

         Hamilton Aerospace Mexico S.A. de C.V.
         Avenida Aeropuerto
         Tijuana, 22404
         Mexico
         Telephone: (520) 294-3481
         Facsimile: (520) 741-1430
         Attention: John B. Sawyer

         If to the Transfer Agent:

         Ms. Melinda Orth
         1981 East 4800 South
         Suite 100
         Salt Lake City, UT 84117
         Telephone: (801) 272-9294
         Facsimile: (801) 277-3147

         If to a Buyer, to its address and facsimile number set forth on the Schedule of Buyers, with copies to such Buyer's representatives as set forth on the Schedule of Buyers,

         with a copy (for informational purposes only) to:

         McDermott Will & Emery LLP
         340 Madison Avenue
         New York, New York  10173
         Telephone: 212 547-5400
         Facsimile: 212 547-5444
         Attention: Joel L. Rubinstein, Esq.
                    Meir A. Lewittes, Esq.

or to such other address and/or facsimile number and/or to the attention of such other Person as the recipient party has specified by written notice given to each other party five days prior to the effectiveness of such change. Written confirmation of receipt (A) given by the recipient of such notice, consent, waiver or other communication, (B) mechanically or electronically generated by the sender's facsimile machine containing the time, date, recipient facsimile number and an image of the first page of such transmission or (C) provided by an overnight courier service shall be rebuttable evidence of personal service, receipt by facsimile or receipt from an overnight courier service in accordance with clauses (i), (ii) or (iii) above, respectively.

          (g) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns, including any purchasers of the Debentures or Warrants. None of the Companies shall assign this Agreement or any rights or obligations hereunder without the prior written consent of the each of the Holders of the Debentures and Warrants, including by way of a Fundamental Transaction (unless the Companies are in compliance with the applicable provisions governing Fundamental Transactions set forth in the Debentures). A Buyer may assign some or all of its rights hereunder in connection with transfer of any of its Securities without the consent of the Companies, in which event such assignee shall be deemed to be a Buyer hereunder with respect to such assigned rights, and the Companies shall use their best efforts to ensure that such transferee is registered as a Holder and that any Liens on the Collateral shall be transferred to such Holder.

          (h) No Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

          (i) Survival. Unless this Agreement is terminated under Section 8, the representations and warranties of the Companies and the Buyers contained in Sections 2 and 3 and the agreements and covenants set forth in Sections 4, 5 and 9 shall survive the Closing. Each Buyer shall be responsible only for its own representations, warranties, agreements and covenants hereunder.

          (j) Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

          (k) Indemnification. In consideration of each Buyer's execution and delivery of the Transaction Documents and acquiring the Securities thereunder and in addition to all of the Companies' other obligations under the Transaction Documents, each Company shall jointly and severally defend, protect, indemnify and hold harmless each Buyer and each other holder of the Securities and all of their stockholders, partners, members, officers, directors, employees and direct or indirect investors and any of the foregoing Persons' agents or other representatives (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively, the "Indemnitees") from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and expenses in connection therewith (irrespective of whether any such Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys' fees and disbursements (the "Indemnified Liabilities"), incurred by any Indemnitee as a result of, or arising out of, or relating to (a) any misrepresentation or breach of any representation or warranty made by the Companies in the Transaction Documents or any other certificate, instrument or document contemplated hereby or thereby, (b) any breach of any covenant, agreement or obligation of the Companies contained in the Transaction Documents or any other certificate, instrument or document contemplated hereby or thereby or (c) any cause of action, suit or claim brought or made against such Indemnitee by a third party (including for these purposes a derivative action brought on behalf of the Companies) and arising out of or resulting from (i) the execution, delivery, performance or enforcement of the Transaction Documents or any other certificate, instrument or document contemplated hereby or thereby,
(ii) any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of the issuance of the Securities, (iii) any disclosure made to such Buyer pursuant to Section 4(i), or (iv) the status of such Buyer or holder of the Securities as an investor in the Companies pursuant to the transactions contemplated by the Transaction Documents. To the extent that the foregoing undertakings by the Companies may be unenforceable for any reason, the Companies shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. The indemnification provided in this Section 9(k) shall not apply to any Indemnified Liabilities which are the subject of the indemnification provided for in Section 6 of the Registration Rights Agreement, as well as shall not apply to those matters covered by the express exceptions to indemnification provided by Section 6 of the Registration Rights Agreement. Except as otherwise set forth herein, the mechanics and procedures with respect to the rights and obligations under this Section 9(k) shall be the same as those set forth in Section 6 of the Registration Rights Agreement.

          (l) No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

          (m) Remedies. Each Buyer and each holder of the Securities shall have all rights and remedies set forth in the Transaction Documents and all rights and remedies which such holders have been granted at any time under any other agreement or contract and all of the rights which such holders have under any law. Any Person having any rights under any provision of this Agreement shall be entitled to enforce such rights specifically (without posting a bond or other security), to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law. Furthermore, each of the Companies recognizes that in the event that it fails to perform, observe, or discharge any or all of its obligations under the Transaction Documents, any remedy at law may prove to be inadequate relief to the Buyers. Each of the Companies therefore agrees that the Buyers shall be entitled to seek temporary and permanent injunctive relief in any such case without the necessity of proving actual damages and without posting a bond or other security.

          (n) Payment Set Aside. To the extent that the Companies makes a payment or payments to the Buyers hereunder or pursuant to any of the other Transaction Documents or the Buyers enforce or exercise their rights hereunder or thereunder, and such payment or payments or the proceeds of such enforcement or exercise or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, recovered from, disgorged by or are required to be refunded, repaid or otherwise restored to the Companies, a trustee, receiver or any other Person under any law (including, without limitation, any bankruptcy law, foreign, state or federal law, common law or equitable cause of action), then to the extent of any such restoration the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

          (o) Independent Nature of Buyers' Obligations and Rights. The obligations of each Buyer under any Transaction Document are several and not joint with the obligations of any other Buyer, and no Buyer shall be responsible in any way for the performance of the obligations of any other Buyer under any Transaction Document. Nothing contained herein or in any other Transaction Document, and no action taken by any Buyer pursuant hereto or thereto, shall be deemed to constitute the Buyers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Buyers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Transaction Documents and each of the Companies acknowledges that the Buyers are not acting in concert or as a group with respect to such obligations or the transactions contemplated by the Transaction Documents. Each Buyer confirms that it has independently participated in the negotiation of the transaction contemplated hereby with the advice of its own counsel and advisors. Each Buyer shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this Agreement or out of any other Transaction Documents, and it shall not be necessary for any other Buyer to be joined as an additional party in any proceeding for such purpose.

                            [Signature Pages Follow]

     IN WITNESS WHEREOF, each Buyer and each Company has caused its respective signature page to this Securities Purchase Agreement to be duly executed as of the date first written above.

                                          COMPANIES:

                                          GLOBAL AIRCRAFT SOLUTIONS INC.


                                          By:  /s/  John B. Sawyer
                                             -----------------------------------
                                             Name:  John B. Sawyer
                                             Title: President



                                          HAMILTON AEROSPACE TECHNOLOGIES, INC.


                                          By:  /s/  John B. Sawyer
                                             -----------------------------------
                                             Name:  John B. Sawyer
                                             Title: President



                                          WORLD JET CORPORATION


                                          By:  /s/  John B. Sawyer
                                             -----------------------------------
                                             Name:  John B. Sawyer
                                             Title: President



                                          HAMILTON AEROSPACE MEXICO S.A. DE C.V.


                                          By:  /s/  John B. Sawyer
                                             -----------------------------------
                                             Name:  John B. Sawyer
                                             Title: President

     IN WITNESS WHEREOF, each Buyer and each Company has caused its respective signature page to this Securities Purchase Agreement to be duly executed as of the date first written above.

                                     BUYER:

                                     VICTORY PARK MASTER FUND, LTD.


                                     By: Victory Park Capital Advisors, LLC,
                                         Its investment manager
                                     By: Jacob Capital, LLC, Its Manager

                                     By: /s/ Richard Levy
                                     --------------------------------------
                                     Name:   Richard Levy
                                     Title:  Sole Memeber

     IN WITNESS WHEREOF, each Buyer and each Company has caused its respective signature page to this Securities Purchase Agreement to be duly executed as of the date first written above.

                                      BUYER:

                                      SANDHURST ASSET MANAGEMENT, LLC

                                      By:_______________________________________
                                      Name:
                                      Title:


                                                                                                        EXECUTION COPY

                                                  SCHEDULE OF BUYERS
                                                  ------------------


       (1)                         (2)                       (3)               (4)                     (6)


                                                           Aggregate
                                                        Principal Amount
                                                         of Debentures    Aggregate Number      Legal Representative's
      Buyer             Address and Facsimile Number                        of Warrants     Address and Facsimile Number
------------------------------------------------------------------------------------------------------------------------
                        227 W. Monroe Street                                                McDermott Will & Emery LLP
Victory Park Master     Suite 3900                         $5,000,000        1,5000,000*    340 Madison Avenue
Fund, Ltd.              Chicago, IL 60606                                                   New York, New York  10173
                        Telephone: (312) 701-0788                                           Telephone:  (212) 547-5400
                        Facsimile: (312) 701-0794                                           Facsimile:  (212) 547-5444
                        Attention: Matthew Ray                                              Attention:  Joel L. Rubinstein, Esq.
                                                                                                        Meir A. Lewittes, Esq.

                        Sandhurst Asset Management, LLC                                     Kramer Levin Naftalis &
Sandhurst Asset         800 Connecticut Avenue, FL4        $5,000,000             0         Frankel LLP
Management, LLC         Norwalk, CT 06854                                                   1177 Avenue of the Americas
                        Telephone: (203) 656-4848                                           New York, New York 10036
                        Facsimile: (203) 656-1994                                           Telephone:  (212) 715-9459
                        Attention: Westin Lovy                                              Facsimile:  (212) 715-8000
                                                                                            Attention:  Ken Chin, Esq.

                                                        Total principal   Total Warrants to
                                                        amount of         be issued:
                                                        Debentures:       1,500,000*
                                                        $10,000,000

* Subject to adjustment as provided in the form of Warrant attached hereto as Exhibit B.



                                    EXHIBITS
                                    --------

Exhibit A         Form of Debenture
Exhibit B         Form of Warrant
Exhibit C         Registration Rights Agreement
Exhibit D         Pledge and Security Agreement
Exhibit E         Aircraft Security Agreement
Exhibit F         Fee Letter
Exhibit G         Irrevocable Transfer Agent Instructions
Exhibit H         Form of Company Counsel Opinion
Exhibit I         Form of Secretary's Certificate
Exhibit J         Form of Officer's Certificate
Exhibit K         Funds Flow Letter


                                    SCHEDULES
                                    ---------

Schedule 3(a)              Subsidiaries
Schedule 3(e)              Consents
Schedule 3(l)              Absence of Certain Changes
Schedule 3(q)              Transactions with Affiliates
Schedule 3(r)              Equity Capitalization
Schedule 3(s)              Indebtedness and Other Contracts
Schedule 3(t)              Absence of Litigation
Schedule 4(d)              Use of Proceeds